EMPLOYMENT AGREEMENT

     This EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of this 1st day of June, 1998, by and between COLMENA CORP., a Delaware corporation ("Company"), and RICHARD C. PEPLIN, JR., an Ohio resident ("Employee").


                                 RECITALS

     A. The Company is a corporation engaged in the business of providing telecommunications services (the "Business").

     B. Employee is a principal shareholder, director and executive employee of the Company.

     C. The Company desires to engage Employee, and Employee agrees to serve, as the President and Chief Executive Officer of the Cpompany, subject to the terms and conditions set forth below.

                                AGREEMENT

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

     1. Recitals. The recitals set forth above shall constitute and shall be deemed to be an integral part of this Agreement.

     2. Duties. Employee shall serve as the President and Chief Executive Officer of the Company ands shall be responsible for the managing, directing and supervising of all the business operations of the Company, subject to the management of the Company by the Board of Directors of the Company. Employee agrees to perform his duties pursuant to this Agreement in good faith and in a manner which he honestly believes to be in the best interests of the Company, and with such care, including reasonable inquiry, as an ordinary prudent person in a like position would use under similar circumstances. Employee agrees to observe a duty of loyalty to the Company placing the interests of the Company ahead of his own. Employee shall diligently and faithfully devote his best efforts, talents and skills to the Business in accordance with the restrictions, direction and control of the Company, and shall perform such duties as may reasonable be assigned to Employee by the Company's Board of Directors from time to time, but shall not require Employee to move his principal residence from, Bay Village, Ohio. Such duties shall be rendered at such place or places as the Company shall require in accordance with the best interests, needs, business and opportunities of the Company. Employee shall at all times be subject to and shall observe and carry out such reasonable rules, regulations, policies, directions and restrictions as may be established from time to time by the Company. Employee's service shall be rendered on a full-time basis.

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     3. Limitations on Other Employment. Throughout the Term (as hereinafter defined) of Employee's employment under this Agreement, Employee shall not enter into the services of or be employed in any capacity of for any purposes whatsoever, whether directly or indirectly, by any person, firm, corporation or entity other than the Company, and will not, during said period of time., be engaged in any business, enterprise or undertaking other than employment by the Company except for such other activities that do not detract from the full discharge of Employee's duties hereunder.

     4. Compensation and Benefits.

     4.1 Base Salary. In consideration of Employee's performance of all of his duties and responsibilities hereunder and his observance of all of the covenants, conditions and restrictions contained herein, Employee shall be entitled, during the Term of Employee's employment under this Agreement, to receive a base salary ("Base Salary") of Three Hundred Thousand Dollars
($300,000) per year, payable in weekly or other periodic installments in accordance with the Company's payroll procedures in effect from time to time. The Base Salary has been expressed in terms of a gross amount, and the Company is or may be required to withhold from such gross amount deductions in respect of federal, state or local income taxes, FICA and the like.

     4.2 Incentive Compensation. Employee shall be entitled to the following incentive compensation:

     4.2.1. Concurrently with the execution hereof, Employee shall receive options to purchase an aggregate of One Million (1,000,000) shares of the common stock, $.01 par value, of the Company, vesting at the rate of Two Hundred Thousand (200,000) shares per year on each anniversary date of this Agreement at an exercise price of Six Dollars ($6.00) per share and exercisable for six (6) years following the grant of such options. The options granted shall not be pursuant to the Company's 1998 Stock Option Plan.

     4.2.1. Additional incentive compensation shall be determined by the Board of Directors' Compensation Committee.

     4.3 Employee Benefits.

     4.3.1. Vacation. Throughout the Term of Employee's employment under this Agreement, Employee shall be entitled to four (4) weeks of paid vacation (to be taken at such time or times as is reasonably convenient to the Company).

     4.3.2 Automobile Allowance. The Company will provide Employee with an automobile allowance of $650.00 per month, for each month in which this Agreement remains in effect

     4.3.3 Life Insurance. The Company shall provide Employee, at the Company's cost, with a life insurance policy on the life of Employee, which policy shall be owned personally by Employee or his assignee. The amount of such policy shall be equal to up to five (5) times Employee's Base Salary; provided, however, that the Company shall not be required to pay more than $5,000.00 per annum in premiums. Employee shall be entitled to increase the amount of such policy by reimbursing the Company for the additional premium attributable to such increase


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     4.3.4. Medical, Dental and Disability Insurance.  The Company shall provide
Employee with such other employment benefits, including, without limitation, medical and dental insurance, as is provided by the Company to its other executive officers.

     4.4 Expenses. Employee may incur reasonable expenses in performing his services hereunder which shall be reimbursed by the Company, in accordance with the Company's standard expense reimbursement policies, upon presentation by Employee of supporting documentation (e.g., receipts and vouchers) for such expenditures. Expenses reimbursements payable to affiliates of Employee shall be limited to an amount equal to or lesser than the cost of the same goods or services charged to third parties.

     5. Term. Employee's employment pursuant to this Agreement shall commence on the date hereof and continue thereafter through and including the day immediately preceding the fifth anniversary of the date hereof (the "Term") unless terminated earlier pursuant to Section 6 below.

     6. Termination.

     6.1 By Company For Cause. Employee's employment under this Agreement may be terminated immediately by the Company only upon the occurrence of one or more of the following causes:

     6.1.1 Employee's conviction of any criminal act involving moral turpitude or which otherwise tends to bring disrepute upon the Company;

     6.1.2 The commission by Employee of any act of dishonesty in connection with the performance of any of Employee's duties hereunder (including, but not limited to falsification of Company records, making false statements of material facts to third parties regarding the Company's Business, fraud, and misappropriation or embezzlement against the Company or any of its customers or suppliers);

     6.1.3 Any willful material breach by Employee of any of the covenants, conditions or restrictions set forth in this Agreement, including, but not limited to, the restrictions set forth in Sections 7, 8 or 9 of this Agreement.

     6.1.4 The material failure to perform Employee's duties, and/or to observe the written rules, regulations, policies, directions or restrictions adopted by the Company from time to time to the extent such rules, regulations, policies, directions or restrictions are not inconsistent with the terms of this Agreement, provided that such failure shall not have been cured within ten (10) days after Employee is given specific notice and an opportunity to cure such failure;

     6.1.5 If Employee dies or becomes disabled (Employee shall be deemed "disabled" for purposes of this Agreement if he is unable, by reason of illness, accident, or other physical or mental incapacity, to perform substantially all of his regular duties for a continuous period of one hundred twenty (120 days); and

     6.1.6 Repeated abuse of alcohol or illegal narcotics which result in the failure of Employee to perform his duties hereunder.

     6.2 Severance Pay

     6.2.1 Termination For Cause. In the event Employee's employment by the Company is terminated under Section 6.1, except for a termination pursuant to
Section 6.1.5, Company shall have no obligation to pay any severance pay to Employee under this Section 6.2.


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     6.2.2 Termination Other Than For Cause. In the event Employee's  employment by the Company is terminated for any reason other than pursuant to Section 6.1, or upon Employee's voluntary resignation, death or disability, Employee shall receive immediately upon termination, as severance pay, a cash payment equal to the Base Salary for two (2) years, and all options granted pursuant to Section
4.2 hereof shall vest immediately.

     6.3 Termination in Connection with Charge in Control

     6.3.1 Payments to Employee Upon Change in Control. In the event that Employee's employment under this Agreement is terminated by the Company within six (6) months of a Change in Control (as herein after defined), the Company shall continue to pay Employee's Base Salary, as specified in Section 4.1 hereof, until the expiration of the Term of this Agreement. For purposes of this
Section 6.3.1, any reduction, without Employee's consent, of his duties, responsibility or Base Salary, or Employee's relocation by more than 30 miles, as compared to his duties, responsibilities, Base Salary or location of employment immediately before a Change of Control, shall, at the election of Employee, be deemed a termination of this Agreement by the Company upon the occurrence of a Change in Control. Employee shall not be required to mitigate the amount of any payments provided for in this Section 6.3 by seeking other employment or otherwise, nor shall the amount of any payments provided for in this Section 6.3 be reduced by any compensation earned by Employee as the result of employment by another employer after the date of Employee's termination by Employer, or otherwise.

     6.3.2 Acceleration of Vesting of Options. In the event that Employee's employment is terminated upon the occurrence of a Change in Control, all options granted pursuant to Section 4.2 hereof shall vest immediately.

     6.3.3 Change in Control. The term "Change in Control" shall mean a change in control of the Company of a nature that would be required to be reported in response to item 5(f) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); provided that, without limitation, such a charge in control shall be deemed to have occurred if
(1) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than the Company or any "person" who on the date hereof is a director or officer of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company's then outstanding securities, or (2) during any period of two (2) consecutive years during the term of this Agreement, as extended (if applicable), individuals who at the beginning of such period constitute the Board of Directors cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director representing at least two thirds of the directors then in office who were directors at the beginning of the period.

     7. Disclosure or Use of Confidential Information.

     7.1 Confidentiality and Appropriation of Confidential Information. During the Term of Employee's employment under this Agreement and thereafter, Employee will keep confidential and will not directly or indirectly reveal, divulge or make known in any manner to any person or entity (except as required by applicable law or in connection with the performance of his duties and responsibilities as an employee hereunder) nor use or otherwise appropriate for Employee's own benefit, or on behalf of any other person or entity by whom Employee might subsequently be employed or otherwise associated or affiliated with, any Confidential Information 9as hereinafter defined). Confidential Information shall include information (not readily complied from publicly available sources) which is made available to Employee or obtained by Employee during the course of his employment relating or pertaining to the Company's Business, including trade secrets, business and financial information, operations information, projects, products, customers, supplier names, addresses and pricing policies, Company pricing policies, computer programs and software or unpublished know-how, whether patented or unpatented. Employee agrees to cooperate with the Company to maintain the secrecy of and limit the use of such Confidential Information. Employee further agrees that he is under no obligation to any former employer which is in any way inconsistent with this Agreement or which imposes any restriction on the Company.

     7.2 Prevention of Unauthorized Release of Company Information. Employee agrees to promptly advise the Company of any knowledge which he may have of any unauthorized release or use of any Confidential Information, and shall take reasonable measures to prevent unauthorized persons or entities from having access to, obtaining or being furnished with any Confidential Information.

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


     8. Proprietary Rights and Materials. All documents, memoranda, reports, notebooks, correspondence, files, lists and other records, and the like, designs, drawings, specifications, computer software and computer equipment, computer printouts, computer disks, and all photocopies or other reproductions thereof, affecting or relating to the Business, which Employee shall prepare, use, construct, observe, possess or control ("Company Materials"), shall be and remain the sole property of the Company. Upon termination of this Agreement, Employee shall deliver promptly to the Company all such Company Materials.

     9. Non-Competition.

     9.1 Solicitation. Employee agrees that he will not at any time during his employment or after the termination or expiration of his employment relationship with the Company (the "Termination Date"), whether voluntarily or involuntarily, directly or indirectly for himself or any other person or entity solicit, interfere with or endeavor to entice away from the Company any other employee of the Company. Additionally, Employee agrees that during the Non-Competition Period (as hereinafter defined) any employment by Employee or any entity in which he has an interest, directly or indirectly (other than a publicly traded company in which he does not have a controlling interest) of any person who was in the employ of the Company within the preceding year, shall be a violation of this Section. For the purposes of this Agreement indirect interests shall include interests held by Employee's family members or any partner in a partnership in which he has a twenty percent (20%) or greater partnership interest.

     9.2 Non-Competition Agreement. Employee agrees that while employed by the Company and for a three (3) year period following the Termination Date (the "Non- Competition Period"), he will not, for himself or on behalf of any person, partnership, trust , corporation or other entity other than the Company for whatever reason engage in or be connected with, directly or indirectly (either as an employee, officer, director, partner, shareholder, consultant or independent contractor), any business in which the principal product or focus is the providing of telecommunications services, within those areas in the United States (the "Non-Competition Area") in which the Company is doing business as of the Termination Date.

     10. Remedies.

     10.1 Injunctive Relief. The Company and Employee recognize and acknowledge that employee is employed under this Agreement as an employee in a position where Employee will be rendering personal services of a special, unique, unusual and extraordinary character requiring extraordinary ingenuity and effort by Employee. Hereby acknowledges that compliance with the provisions of Sections 7, 8 and 9 of this Agreement (which shall survive the termination of this Agreement in all respects) is necessary to protect the goodwill and other proprietary interests of the Company and that the Company would suffer continuing and irreparable injury which injury is not adequately compensable in monetary damages or at law. Accordingly, Employee agrees that the Company, its successors and assigns may obtain injunctive relief against the breach or threatened breach

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of the foregoing  provisions,  in addition to any other legal remedies which may be available to it under this Agreement (including money damages), and that any such breach or threatened breach may be preliminarily enjoined by the Company without bond

     10.2 Other Remedies. However, no remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now hereafter existing at law or in equity or by statue or otherwise. The election of any one or more remedies by the Company shall not constitute a waiver of the right to pursue other available remedies.

     10.3 Accounting for Profits. Employee covenants and agrees that if he violates the provisions of Sections 7, 8 or 9, the Company shall be entitled to an accounting and repayment of all profits, compensation, commissions, remuneration or other benefits that Employee has realized and/or may realize as a result of or in connection with any such violation. These remedies shall be in addition and not in limitation of any injunctive relief or other rights or remedies to which the Company is or may be entitled at law, in equity or under this Agreement.

     10.4 Attorneys' Fees. If litigation arises under this Agreement between the Company and Employee, the prevailing party n such litigation shall be entitled to recover its reasonable attorneys' and paralegals' fees, court costs and out-of-pocket litigation expenses from the non-prevailing party.

     10.5 Arbitration. Any controversy or claim arising out of or relating to this Agreement, except Sections 7,m 8 and/or 9, shall be resolved by arbitration in accordance with the Commercial Rules of the American Arbitration Association then in effect. The decision of the arbitrator shall be final and binding upon the parties hereto, and judgement upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction. There shall be a single arbitrator, the situs of the arbitration shall be in the County of Cuyahoga, State of Ohio, and the prevailing party (or parties) shall also recover from the losing party (or parties) reasonable attorneys' fees and the costs of arbitration as part of the judgment rendered.

     10.6 Cumulative Remedies. The remedies described in this Section 10 are in addition to and not in substitution for any other remedies available under the law.

     11. Severability. It is the desire of the parties that the provisions and restrictions of this Agreement be enforced to the fullest extent permissible under the laws and public policies in each jurisdiction in which enforcement might be sought. Thus, whenever possible, each provision or restriction of this Agreement shall be interpreted in such manner as to be effective under applicable law. If any section or portion of this Agreement or the application thereof to any party or circumstance shall be prohibited by or invalid under applicable law, the invalidity or unenforceablity of that section or portion of this Agreement shall not invalidate any other section or portion, nor shall ir affect the application of such section or portion to other parties or other circumstances. If in any judicial proceeding, a court shall refuse to enforce this Agreement, whether because the time limit is too long or because the restrictions contained herein are more extensive (whether as to geographic area, scope of business or otherwise) than is necessary to protect the business and goodwill of the Company, it is expressly understood and agreed between the parties hereto that this Agreement is deemed modified to the extent necessary to permit this Agreement to be enforced in any such proceedings.

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     12. Term Company as Including  Corporate  Affiliates.  For purposes of this
Agreement, the term "Company" shall be deemed to include any corporation which is in control of, controlled by, or under common control with the Company, whether or not Employee is directly employed by such other corporation or corporations.

     13. Continuing Obligations. Employee's obligations pursuant to Sections 7, 8 and 9 of this Agreement and the rights and remedies of the Company hereunder shall continue in effect beyond the term of this Agreement.

     14. Waiver or Modifications. No waiver or modifications of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith. Furthermore, no evidence of any modification or waiver shall be offered or received as evidence in any litigation between the parties arising out of or affecting this Agreement or the rights or obligations of any party hereunder, unless such waiver or modification is in writing, duly executed as aforesaid. The provisions of this Section may not be waived except herein set forth.

     15. Entire Agreement. This written Agreement contains sole and entire agreement between the parties as to the matters contained herein, and supersedes any and all other agreements between them. The parties acknowledge and agree that neither of them has made any representation with respect to such matters of this Agreement or any representations except as are specifically set forth herein, and each party acknowledges that he or it has relied on his or its own judgement in entering into this Agreement. The parties further acknowledge that statements or representations that may have been heretofore made by either of them to the other are void and of no effect and that neither of them has relied thereon in connection with his or its dealing with the other.

     16. Choice of Law. This Agreement and the performance hereunder and all suits and special proceedings hereunder shall be construed in accordance with the laws of the State of Ohio.

     17. Binding Effect of Agreement; Assignment; Merger; Dissolution. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, successors, assigns and legal representatives. This Agreement shall be construed as a contract for personal services by Employee to the Company and shall not be assignable by Employee. In the event of the sale, merger or consolidation of the Company, Employee agrees that the Company may assign its rights and obligations hereunder to its successor or purchaser.

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     18.  Notices.  All  notices,  requests,  demands  and other  communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or when mailed by certified registered mail, return receipt requested, with postage prepaid to the following addresses:

                  To Employee:               Richard C. Peplin, Jr.
                                             28900 Lake Road
                                             Bay Village, OH 44140

                  To Company:                Colmena Corp.
                                             25100 Detroit Road
                                             Westlake, OH 44145
                                             Attn: Richard C. Peplin, Jr.

                  With a copy to:            Teresa Tormey Fineman, Esq.
                                             Oppenheimer Wolff & Donnelly LLP
                                             500 Newport Center Drive, Suite 700
                                             Newport Beach, CA 92660


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first written above.

                                                                       "Company"

                                                                  COLMENA CORP.,
                                                          a Delaware corporation

                                                     By: /s/ Robert S. Gigliotti
                                                  Robert S. Gigliotti, Secretary
                                                                      "Employee"

                                                      /s/ RICHARD C. PEPLIN, JR.



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